Exhibit 10.6

KARDIGAN, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Kardigan, Inc., a Delaware corporation (the “Company”) is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). This Policy will become effective as of the effective time of the registration statement for the Company’s initial public offering of its equity securities (the “Effective Date”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as Outside Directors as set forth below:

Cash Retainers

Annual Retainer for Board Membership: $45,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter. No additional compensation will be paid for attending individual meetings of the Board of Directors.

Additional Annual Retainer for Non-Executive Chairperson:
$30,000
Additional Annual Retainers for Committee Membership:
Audit Committee Chairperson:	$20,000
Audit Committee member:	$10,000
Compensation Committee Chairperson:	$15,000
Compensation Committee member:	$7,500
Nominating and Corporate Governance Committee Chairperson:	$10,000
Nominating and Corporate Governance Committee member:	$5,000

Chair and committee member retainers are in addition to retainers for members of the Board of Directors. No additional compensation will be paid for attending individual committee meetings of the Board of Directors.

Equity Retainers

All grants of equity retainer awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:

Initial Award: Upon his or her initial election to the Board of Directors, each Outside Director will receive an initial, one-time stock option award (the “Initial Award”) with a Value (as defined below) of $650,000, which shall vest in equal monthly installments over three years from the date of grant, provided, however, that all vesting shall cease if the director’s Service Relationship (as defined in the Company’s 2026 Stock Option and Incentive Plan) is terminated, unless the Board of Directors determines that the circumstances warrant continuation of vesting. The Initial Award shall expire ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2026 Stock Option and Incentive Plan) of the Company’s common stock on the date of grant. This Initial Award applies only to Outside Directors who are first elected to the Board of Directors subsequent to the Effective Date.

Annual Award: On each date of each Annual Meeting of Stockholders of the Company following the Effective Date (the “Annual Meeting”), each continuing Outside Director, other than a director receiving an Initial Award, will receive an annual stock option award (the “Annual Award”) with a Value of $325,000, which shall vest in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next Annual Meeting; provided, however, that all vesting shall cease if the director’s Service Relationship is terminated, unless the Board of Directors determines that the circumstances warrant continuation of vesting; provided, however, that the Annual Award for any continuing Outside Director who joined the Board of Directors following the immediately preceding Annual Meeting shall be prorated based on the number of whole months the Outside Director served prior to the Annual Meeting divided by 12. Such Annual Award shall expire ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value of the Company’s common stock on the date of grant.

Value: For purposes of this Policy, “Value” means with respect to any stock option award, the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 assuming the share price is equal to the average closing market price on the Nasdaq Global Market (or such other market on which the Company’s common stock is then principally listed) of a share of the Company’s common stock over the trailing 20-trading day period ending on the last trading day immediately prior to the effective date of grant.

Sale Event Acceleration: All outstanding Initial Awards and Annual Awards held by an Outside Director shall become fully vested and exercisable upon a Sale Event (as defined in the Company’s 2026 Stock Option and Incentive Plan).

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board of Directors or any committee thereof.

Maximum Annual Compensation

Commencing in calendar year 2027, the aggregate amount of compensation, including both equity compensation and cash compensation, paid by the Company to any Outside Director in a calendar year for services as an Outside Director shall not exceed $750,000 (or such other limit as may be set forth in Section 3(b) of the Company’s 2026 Stock Option and Incentive Plan, as amended from time to time, or any similar provision of a successor plan); provided, however, that in the first calendar year in which an individual becomes an Outside Director, the aggregate amount of all equity compensation awarded and all other cash compensation paid by the Company to such Outside Director for services as an Outside Director shall not exceed $1,000,000 (or such other limit as may be set forth in Section 3(b) of the Company’s 2026 Stock

Option and Incentive Plan, as amended from time to time, or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with FASB ASC Topic 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.

Adopted May 22, 2026.